Exhibit 99

                       EAST TEXAS FINANCIAL SERVICES, INC.
             1200 South Beckham P. O. Box 6910 Tyler, TX 75711-6910
                         903-593-1767 Fax 903-593-1094


                                  NEWS RELEASE

For verification, contact:      Gerald W. Free, Vice Chairman/President/CEO
                                Derrell W. Chapman, Vice President/COO/CFO

Telephone:  (903) 593-1767
Fax:        (903) 593-1094
For immediate release:  July 3, 2000


--------------------------------------------------------------------------------
                       EAST TEXAS FINANCIAL SERVICES, INC.
               AND GILMER FINANCIAL SERVICES, INC. COMPLETE MERGER

Tyler, Texas, June 30, 2000, - - - East Texas Financial Services, Inc. ("East Texas") (OTC Bulletin Board: ETFS.OB), the holding company for First Federal Savings and Loan Association of Tyler ("First Federal") today announced the completion of the merger of Gilmer Financial Services, Inc. ("Gilmer") into East Texas and of the subsequent merger of Gilmer Savings Bank, FSB into First Federal. The transaction is valued at approximately $5.3 million. Gilmer shareholders will receive $26.10 in cash for each share of Gilmer common stock.

"This acquisition enables First Federal to expand in the Gilmer market and it compliments our existing presence," noted Gerald Free, President and CEO of East Texas. "We are committed to providing the highest quality service to our new Gilmer customers."

East Texas also announced that Jerry Richardson will be named a Vice President of First Federal and the manager of its Gilmer division. Mr. Richardson is a native of Gilmer and brings to his position 22 years of banking experience in the Gilmer area.

In addition to its new Gilmer office, First Federal provides banking services from three full service offices and two loan origination offices in Smith County, Texas.